                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                     Worldtalk Communications Corporation
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                   98155G101
                                (CUSIP Number)

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1 and (2); has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-
CUSIP No.    98155G101                13G                   Page 2 of 15 Pages


-



    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Venrock Associates

            I.R.S. #13-6300995


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York, U.S.A.



            NUMBER OF                 5      SOLE VOTING POWER

             SHARES                          0

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         872,599

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          0
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             872,599


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            872,599


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

                                                                     / /


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            8.48%


    12      TYPE OF REPORTING PERSON*

            PN




                 *SEE INSTRUCTION BEFORE FILLING OUT!

                          Page 2 of 16 pages

-
CUSIP No.    98155G101                13G                   Page 3 of 15 Pages


-



    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Venrock Associates II, L.P.
            I.R.S. #13-3844754


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY



    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York, U.S.A.


            NUMBER OF                 5      SOLE VOTING POWER

             SHARES                          0

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         391,235

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          0
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             391,235


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            391,235


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

                                                                     / /


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            3.80%


    12      TYPE OF REPORTING PERSON*

            PN


                 *SEE INSTRUCTION BEFORE FILLING OUT!

                          Page 3 of 16 pages

CUSIP No.    98155G101                13G                   Page 4 of 15 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Peter O. Crisp
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.


            NUMBER OF                 5      SOLE VOTING POWER

             SHARES                          0

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         1,263,834

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          0
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             1,263,834


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,263,834


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

                                                                     / /


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            12.28%


    12      TYPE OF REPORTING PERSON*

            IN




                 *SEE INSTRUCTION BEFORE FILLING OUT!

                          Page 4 of 16 pages

CUSIP No.    98155G101                13G                   Page 5 of 15 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Anthony B. Evnin
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.



            NUMBER OF                 5      SOLE VOTING POWER


             SHARES                          0

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         1,263,834

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          0
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             1,263,834


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,263,834


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

                                                                     / /


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            12.28%


    12      TYPE OF REPORTING PERSON*

            IN


                 *SEE INSTRUCTION BEFORE FILLING OUT!

                          Page 5 of 16 pages

CUSIP No.    98155G101                13G                   Page 6 of 15 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            David R. Hathaway
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.



            NUMBER OF                 5      SOLE VOTING POWER

             SHARES                          0

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         1,263,834

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          0
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             1,263,834

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,263,834


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

                                                                     / /


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            12.28%


    12      TYPE OF REPORTING PERSON*

            IN


                 *SEE INSTRUCTION BEFORE FILLING OUT!

                          Page 6 of 16 pages

CUSIP No.    98155G101                13G                   Page 7 of 15 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Patrick F. Latterell
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.



            NUMBER OF                 5      SOLE VOTING POWER

             SHARES                          0

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         1,263,834

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          0
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             1,263,834


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,263,834


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

                                                                     / /


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            12.28%


    12      TYPE OF REPORTING PERSON*

            IN




                 *SEE INSTRUCTION BEFORE FILLING OUT!

                          Page 7 of 16 pages

CUSIP No.    374163103                13G                   Page 8 of 15 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Ted H. McCourtney
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.





            NUMBER OF                 5      SOLE VOTING POWER

             SHARES                          0

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         1,263,834

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          0
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             1,263,834


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,263,834


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

                                                                     / /


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            12.28%


    12      TYPE OF REPORTING PERSON*

            IN




                 *SEE INSTRUCTION BEFORE FILLING OUT!

                          Page 8 of 16 pages

CUSIP No.    98155G101                13G                   Page 9 of 15 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Ray A. Rothrock
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.



            NUMBER OF                 5      SOLE VOTING POWER


             SHARES                          0

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         1,263,834

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          0
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             1,263,834

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,263,834


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

                                                                     / /


    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            12.28%


    12      TYPE OF REPORTING PERSON*

            IN




                 *SEE INSTRUCTION BEFORE FILLING OUT!

                          Page 9 of 16 pages

CUSIP No.    98155G101                13G                   Page 10 of 15 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Kimberley A. Rummelsburg
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.



            NUMBER OF                 5      SOLE VOTING POWER


             SHARES                          0

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         1,263,834

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          0
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             1,263,834

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,263,834


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

                                                                     / /



    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            12.28%


    12      TYPE OF REPORTING PERSON*

            IN




                 *SEE INSTRUCTION BEFORE FILLING OUT!

                         Page 10 of 16 pages

CUSIP No.    98155G101                13G                   Page 11 of 15 Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Anthony Sun
            ###-##-####


    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  /x/
                                                                     (b)  / /


    3       SEC USE ONLY


    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            U.S.A.





            NUMBER OF                 5      SOLE VOTING POWER

             SHARES                          0

          BENEFICIALLY                6      SHARED VOTING POWER

            OWNED BY                         1,263,834

              EACH
            REPORTING                 7      SOLE DISPOSITIVE POWER

             PERSON                          0
              WITH

                                      8      SHARED DISPOSITIVE POWER

                                             1,263,834

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,263,834


    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

                                                                     / /



    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            12.28%


    12      TYPE OF REPORTING PERSON*

            IN




                 *SEE INSTRUCTION BEFORE FILLING OUT!

                         Page 11 of 16 pages

         Introductory Note:         This Statement on Schedule 13G is filed on
behalf of Venrock Associates, a limited partnership organized under the laws of the State of New York, Venrock Associates II, L.P., a limited partnership organized under the laws of the State of New York, Peter O. Crisp, Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg and Anthony Sun in respect of shares of Common Stock of Worldtalk Communications Corporation.

Item 1(a)         Name of Issuer

                  Worldtalk Communications Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices

                  5155 Old Ironsides Drive
                  Santa Clara, California 95054

Item 2(a)         Name of Person Filing

                  Venrock Associates ("Venrock")
                  Venrock Associates II, L.P. ("Venrock II")

                  Peter O. Crisp
                  Anthony B. Evnin
                  David R. Hathaway
                  Patrick F. Latterell
                  Ted H. McCourtney
                  Ray A. Rothrock
                  Kimberley A. Rummelsburg
                  Anthony Sun

Item 2(b)         Address of Principal Business Office or, if none, Residence

                  30 Rockefeller Plaza
                  Room 5508
                  New York, New York 10112

Item 2(c)         Citizenship

                  Venrock and Venrock II are limited partnerships organized in the State of New York. Peter O. Crisp, Anthony B. Evnin, David R. Hathaway, Patrick F. Latterell, Ted H. McCourtney, Ray A. Rothrock, Kimberley A. Rummelsburg and Anthony Sun are General Partners of Venrock and Venrock II and all are citizens of the United States of America.

Item 2(d)         Title of Class of Securities

                  Common Stock


Item 2(e)         CUSIP Number

                  98155G101

Item 3            Not applicable.

Item 4            Ownership

                         Page 12 of 15 pages

                  (a) and (b)

                  Venrock owns 872,599 shares or 8.48% of the outstanding shares of common stock. Venrock II owns 391,235 shares or 3.80% of the outstanding shares of common stock.

                  All eight General Partners disclaim beneficial ownership of the 1,263,834 shares owned collectively by Venrock and Venrock II except as to the percentage of their respective pro-rata shares.

                  (c)

                  The eight General Partners have shared voting and shared dispositive powers with respect to the 1,263,834 shares collectively owned by Venrock and Venrock II. None of the General Partners have sole voting or sole dispositive power over the shares.

Item 5            Ownership of Five Percent or Less of a Class


                  Not applicable.

Item 6            Ownership of More than Five Percent of Behalf of Another
                  Person


                  No person, other than the General Partners of Venrock and Venrock, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock owned by Venrock and Venrock II.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company


                  Not applicable.

Item 8            Identification and Classification of Members of the Group
-

                  This schedule is being filed pursuant to Rule 13d-1(c). The identities of the eight General Partners of Venrock and Venrock II are stated in Item 2.

Item 9            Notice of Dissolution of Group


                  Not applicable.

Item 10           Certification

                  Not applicable.


                         Page 13 of 15 pages

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement in true, complete and correct.



February 14, 1997                      VENROCK ASSOCIATES

                                       By: /s/ Ted H. McCourtney
                                           -------------------------------
                                           Ted H. McCourtney
                                           General Partner

February 14, 1997                      VENROCK ASSOCIATES II, L.P.


                                       By: /s/ Ted H. McCourtney
                                           -------------------------------
                                           Ted H. McCourtney
                                           General Partner

February 14, 1997                      GENERAL PARTNERS

                                           /s/ Peter O. Crisp
                                           -------------------------------
                                           Peter O. Crisp

                                           /s/ Anthony B. Evnin
                                           -------------------------------
                                           Anthony B. Evnin

                                           /s/ David R. Hathaway
                                           -------------------------------
                                           David R. Hathaway

                                           /s/ Patrick F. Latterell
                                           -------------------------------
                                           Patrick F. Latterell



                                                 /s/ Ted H. McCourtney
                                                 -------------------------------
                                                 Ted H. McCourtney

                                                 /s/ Ray A. Rothrock
                                                 -------------------------------
                                                 Ray A. Rothrock

                                                 /s/ Kimberley A. Rummelsburg
                                                 -------------------------------
                                                 Kimberley A. Rummelsburg

                                                 /s/ Anthony Sun
                                                 -------------------------------
                                                 Anthony Sun

                                                                   Exhibit 1

                                    AGREEMENT

                  Pursuant to Rule 13d-1(f) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

February 14, 1997                      VENROCK ASSOCIATES

                                       By: /s/ Ted H. McCourtney
                                           -------------------------------
                                           Ted H. McCourtney
                                           General Partner

February 14, 1997                      VENROCK ASSOCIATES II, L.P.


                                       By: /s/ Ted H. McCourtney
                                           -------------------------------
                                           Ted H. McCourtney
                                           General Partner

February 14, 1997                      GENERAL PARTNERS

                                           /s/ Peter O. Crisp
                                           -------------------------------
                                           Peter O. Crisp

                                           /s/ Anthony B. Evnin
                                           -------------------------------
                                           Anthony B. Evnin

                                           /s/ David R. Hathaway
                                           -------------------------------
                                           David R. Hathaway

                                           /s/ Patrick F. Latterell
                                           -------------------------------
                                           Patrick F. Latterell



                                                 /s/ Ted H. McCourtney
                                                 -------------------------------
                                                 Ted H. McCourtney

                                                 /s/ Ray A. Rothrock
                                                 -------------------------------
                                                 Ray A. Rothrock

                                                 /s/ Kimberley A. Rummelsburg
                                                 -------------------------------
                                                 Kimberley A. Rummelsburg

                                                 /s/ Anthony Sun
                                                 -------------------------------
                                                 Anthony Sun